Exhibit 10.14

[LOGO] 11 Penn Plaza, 10th Floor, New York, NY 10001 Phone (212) 244-9825 Fax (212) 244-3500 www.stgil.com

April 11, 2003

Mr. Prateek Kumar,

82-39 134th Street

Apt # 1H

Kew Garden, NY 11435

Dear Mr. Kumar,

It is my pleasure to offer you an employment with our organization, Systems Task Group International Limited with terms and conditions outlined below.

Terms:
Designation	Technical Writer
Start Date	April 21, 2003 (may change depending on H1B receipt notice)
Reporting Manager	Ms. Debjani Konar
Probation period	3 Months

Compensation:

You will be paid at the rate of US$ 5833.33 per month to be paid bimonthly. This is equivalent of US$ 70,000 per annum. Applicable federal and state taxes will be deducted from your gross earnings.

Medical Insurance:

Systems Task Group offers a comprehensive health insurance plan to you and your immediate dependant family members. Our health insurance plan covers Health and Dental insurance. Please contact the HR department for exact details.

Vacation, leave and Holidays:

You will be given 10 working days vacation annually (after completion of one year) in addition to the customary 7 legal holidays and 2 floating holidays as established by the Company at the start of each new calendar year. If you are assigned to a project at client site, the holiday schedule observed by the client will be applicable to you. You re also entitled to 5 days sick / casual leave in a year.

Responsibilities:

You will render all reasonable duties expected of a Technical Writer including:

•	Preparation of user manuals, technical references, release notes, functional specifications, test plans and other customer facing documents for our suite of products.

•	Supporting pre-sales activities by creating templates and documents such as RFPs.

•	Using expertise with various tools and knowledge of Renaissance to develop online documentation.

Initial:	[Illegible]	Initial:	[Illegible]

•	Participation in design reviews, recommending GUI enhancements and supporting efforts in enforcement of GUI standards.
•	Working closely with subject matter experts, development team, product managers and specifications to gather information, document concepts and procedures, define scope and requirements, and define documentation timelines of various projects.

During the term of your employment, you will devote your full abilities to the performance of your duties and agree to comply with the Company’s policies and standards.

Work Location:

Your primary work location will be STG’s head quarter in New York located at Eleven Penn Plaza, Suite 1001, and New York, NY 10001. You may frequently need to travel to the client site.

Expense Reimbursement:

All pre-approved expenses incurred by you in course of execution of your job responsibilities will be reimbursed as incurred.

Incentives and Bonus:

Annual project bonus may be considered on the basis of revenue attainment of STG’s insurance division and your contribution to attaining the same.

Notice period:

In case you decide to leave “Systems Task Group International Limited”, you will have to give a notice period of 2 (two) weeks.

For a period of 12 months after termination of your employment, you will not directly or indirectly solicit or accept business from a “Systems Task Group International Limited” client solicited or serviced by you during your employment with “Systems Task Group International Limited”.

We look forward to a long, mutually beneficial association with you. Please indicate the acceptance of this offer by return mail.

Thank you,

/s/ Praful Nikam
Praful Nikam President

Accepted 4/16/03

Initial:	[Illegible]	Initial:	[Illegible]

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